Exhibit 1.8

EXTRAORDINARY SHAREHOLDERS’ MEETING OF BREMBO S.p.A. CALLED FOR JULY 27, 2023

QUESTIONS AND ANSWERS

The Cross Border Conversion

Index of questions and answers

1.	General	pag. 2
2.	Rationale of the Transaction	pag. 13
3.	Right of withdrawal	pag. 14
4.	Special voting shares	pag. 17
5.	Corporate Governance of Brembo N.V.	pag. 31

The following “Questions and Answers” (the “Q&A”) have been prepared by Brembo S.p.A. pursuant to Article 127-ter, paragraph 2, of Legislative Decree No. 58 of February 24, 1998, as amended and supplemented (the “ICLF”). Accordingly, no response will be provided to the questions raised by shareholders, to the extent that the relevant answers are already provided in this document.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This document has been prepared merely for informational purposes and is not intended to be, nor does it constitute, an offer or invitation to exchange or sell, or a solicitation of an offer to subscribe or purchase, or an invitation to exchange, purchase or subscribe any financial instrument or any part of the business or assets described herein, any other shareholding, or a solicitation of any vote or approval in any jurisdiction, in relation to this transaction or otherwise, nor will any sale, issuance or transfer of financial instruments take place in any jurisdiction in breach of any applicable law. No offer of financial instruments will be made. This document is not a prospectus, an information document on a financial product or any other offer document for purposes of Regulation (EU) 2017/1129 of the European Parliament and Council of 14 June 2017. This document does not constitute an offer to the public in Italy, within the meaning of Section 1, letter (t) of Legislative Decree no. 58 of 24 February 1998, as subsequently amended and supplemented. The issuance, publication or distribution of this document in certain jurisdictions may be restricted by law and, therefore, persons in the jurisdictions in which this document is issued, published or distributed must inform themselves and comply with such restrictions. This document does not constitute an offer of sale of financial instruments in the United States in accordance with the Securities Act or in any other jurisdiction in which it is illegal to do so, or a solicitation of votes in the shareholders’ meeting mentioned in this document. The financial instruments referred to in this document have not been and will not be registered in accordance with the Securities Act or the laws concerning financial instruments of any state of the United States, and any statement to the contrary constitute a breach of the law. The financial instruments referred to in this document may not be offered or sold in the United States or to, or on behalf of or for the benefit of U.S. Persons, as defined in Regulation S under the Securities Act, except by virtue of an exemption or a transaction not subject to registration obligations under the Securities Act or the state or local laws applicable to financial instruments.

*.*.*

DISCLAIMER FOR U.S. INVESTORS

The transfer of the Company’s registered office to Amsterdam (the Netherlands) concerns the financial instruments of a foreign company. The transaction is subject to the disclosure obligations of a foreign country which differ from those of the United States.

It may be difficult for you to exercise your rights and any legal claim on the basis of the federal laws of the United States on financial instruments since the issuer has its registered office in a foreign country and some or all of its executives and directors may be residents in a foreign country. You may not succeed in summonsing to legal proceedings a foreign company or its executives or directors before a foreign court for breach of the laws of the United States on financial instruments. It may be difficult to force a foreign company and its affiliates to comply with a decision issued by a United States court.

You must be aware of the fact that the issuer may purchase financial instruments outside the transaction, such as, for example, on the market or through private purchasers outside the market.

1. General

1.1.
What is the Transaction?

The transaction involves the cross-border conversion of Brembo S.p.A. (“Brembo” or the “Company”) from Italy, as the state of departure, to the Netherlands, as the state of destination (“Transaction” or “Cross-Border Conversion”), in the context of which, Brembo, without being dissolved or subjected to liquidation and retaining its legal personality,

(i)
will adopt the legal form of a joint-stock company with limited liability (naamloze vennootschap - corresponding to the corporate type società per azioni under Italian law) governed by the laws of the Netherlands - resulting in the name “Brembo N.V.” - as well as a new text of the bylaws in accordance with the laws of the Netherlands (the “New Articles”); and

(ii)
will transfer its registered office to Amsterdam, the Netherlands, while retaining its tax residence in Italy and without any reorganization of its operations and people, who will continue seamlessly to operate in Italy through the establishment of a secondary office. The Company, moreover, will retain its current VAT number and Italian tax code.

The New Articles will provide for an enhancement of the special voting mechanism compared to the one currently in place under Italian law (the “Special Voting Mechanism”).

In the context of the Cross-Border Conversion and immediately prior to its completion, the introduction in the Italian bylaws and, therefore, in the New Articles of the express par value of Brembo’s ordinary shares (the “Ordinary Shares”), as required by the laws of the Netherlands, and the voluntary share capital decrease pursuant to Article 2445 of the Italian Civil Code, without cancellation of shares and without any reimbursement of capital to shareholders, to the extent necessary to reduce the unit par value of Brembo’s Ordinary Shares from the current Euro 0.104 (implied par value) to Euro 0.01 (the “Share Capital Reduction”).

1.2.
How will the structure of the Brembo Group change upon completion of the Transaction?

Following the completion of the Transaction, the structure of the group headed by Brembo (the “Group” or “Brembo Group”) will remain unchanged. The Group’s operations and people will continue seamlessly to operate in Italy through the establishment of a secondary office.

1.3.	Which are the main features of the proposed Transaction?

●
Structure: the Transaction involves the Company’s adoption of the corporate form of naamloze vennootschap (N.V.) under Dutch law (corresponding to the corporate type of a joint stock company (società per azioni) under Italian law), resulting in the adoption of the New Articles and the transfer of the Company’s registered office to Amsterdam, the Netherlands.

●
Special Voting Mechanism: introduction of a special voting mechanism in order to: (i) adopt a flexible share capital structure to enable the Company, on the one hand, to maintain and further strengthen a solid and stable shareholder base and, on the other hand, to reconcile this essential objective of stability and business continuity with the aforementioned strategies of growth and diversification, creating the prerequisites to be able to seize opportunities for acquisitions of, and/or strategic alliances with, companies active in sectors similar or complementary to that in which the Group operates, by means of issuance of new shares in favor of, and/or share in exchange of shares with third parties; (ii) to reward long-term orientation; (iii) to benefit from a legal system that is widely recognized and appreciated by international investors, in order to enhance the global profile and international scale of Brembo, while preserving its Italian identity and the historical presence of the Company in Italy; and (iv) to enhance the access to capital with the ability to benefit from a deeper pool of equity and debt financing sources.

●
No dissolution or liquidation: the Transaction does not entail any dissolution or liquidation of the Company (nor, therefore, any need for reconstitution in the destination member state). The Company will retain its legal personality without any impact on its legal relations (including relations with its employees, which will continue to be governed by Italian law). Therefore, the Company’s legal relations will continue seamlessly.

●
No reorganization: the Transaction is aimed at transferring the Company’s registered office only. In the context of the Transaction, there is no reorganization of the Group’s operations and people, which will continue to report seamlessly to the Company.

●
Listing: upon completion of the Transaction, the Ordinary Shares will continue to be listed, seamlessly, only on Euronext Milan, organized and managed by Borsa Italiana S.p.A. (“Euronext Milan”), albeit under a different ISIN code. The Transaction will have no further effect on the listing of the Company’s Ordinary Shares, nor on the continuity of trading.

	●	Tax residence: the Company will maintain its tax residence in Italy and will keep its current VAT number and Italian tax code.

	●	No impact on financial reporting: the Company’s financial statements will continue to be drafted on the basis of IAS/IFRS.

●
Right of Withdrawal: the Transaction entails an amendment to the Company’s articles of incorporation, as such falling within the purview of the extraordinary shareholders’ meeting and incorporates the prerequisites for the entitlement to the right of withdrawal in favor of shareholders who did not participate in the approval of the relevant resolution pursuant to Article 2437, paragraph 1, of the Italian Civil Code (the “Withdrawal”).For more information on the Withdrawal, please refer to Section 3 infra.

1.4.
Which is the legislation applicable to the Transaction?

The Transaction falls within the scope of so-called “cross-border transactions” - and in particular within the scope of so-called “cross-border conversions” - which European Union law and the case law of the Court of Justice of the European Union recognize and facilitate as an expression of the fundamental principle of freedom of establishment, with a view to ensuring a better functioning of the Single market.

Specifically, according to the second paragraph of Article 49 of the Treaty on the Functioning of the European Union (the “TFEU”), read in conjunction with Article 54 TFEU, freedom of establishment for companies entails, among other things, “access to self-employed activities and to the pursuit thereof, and the establishment and management of undertakings and in particular of companies [...] under the conditions laid down by the law of the country of establishment in respect of its own nationals.” As interpreted repeatedly by the Court of Justice of the European Union, this freedom includes the right of any company incorporated in accordance with the law of a member state to transfer its registered office to another member state, adopting a legal form peculiar to that system (please refer to the decisions in the “Cartesio” “Vale” and “Polbud” cases).

These principles were expressly recognized and declined by the European legislator, which, with the Directive (EU) 2019/2121 of the European Parliament and of the Council of November 27, 2019 (“Directive 2121”), introduced the principles and guidelines for a harmonized regulation of cross-border conversions, giving member states until January 31, 2023, to adopt the laws and regulations necessary to comply with the relevant provisions.

In particular, Article 86-ter, paragraph 2, of the Directive (EU) 2017/1132 of the European Parliament and of the Council of June 14, 2017 (the “Directive 1132”), as amended by the Directive 2121, defines cross-border conversion as “an operation whereby a company, without being dissolved or wound up or going into liquidation, converts the legal form under which it is registered in a departure Member State into a legal form of the destination Member State (…) and transfers at least its registered office to the destination Member State, while retaining its legal personality”. A similar definition is contained in Article 6, paragraph 1), letter a) of the Italian Legislative Decree no. 19 of March 2, 2023 (the “Legislative Decree 19”), which transposed Directive 2121 into Italian law: “the operation by which a company, without being dissolved or subjected to liquidation and while retaining its legal personality, changes the law to which it is subject and its corporate type, adopting one provided for by the law of the destination State and locating its registered office in compliance with that law.”

As the Court of Justice of the European Union has taken care to clarify, particularly in the “Polbud” case, this definition also includes the case in which the transfer concerns only the registered office of the company and not also its actual seat (i.e., the place where the directive and administrative activity of the company is carried out), which may therefore remain located in the member state of departure.

With regard to the implementation of the Directive 2121, it should be noted that (i) in the Netherlands, the legislative process has not been completed yet, pending the Senate’s scrutiny of the draft legislation approved by the House of Representatives on 1 June 2023; and (ii) in Italy has been adopted the Legislative Decree 19, entered into force on March 22, 2023, which provides that the relevant provisions “shall take effect as of July 3, 2023 and shall apply to cross-border and international transactions in which none of the participating companies, as of the same date, has published the draft” (article 56, paragraph 1) Therefore, due to the circumstance that the documentation related to the Transaction was published on June 20, 2023 (i.e., prior to July 3, 2023), the provisions of the Legislative Decree 19 do not apply to the Transaction. Although the Transaction is not subject to the provisions of Articles 6-16, Chapter II (Conversion), of Legislative Decree 19, the information provided in the explanatory report prepared by the Board of Directors (the “Report”) is substantially similar to that required by Article 86-quinquies of Directive 1132, as amended by Directive 2121, Article 8 and Article 21 (as referred to in Article 7) of Legislative Decree 19.

1.5.
When is the Transaction expected to be completed?

The Transaction is expected to be completed by the end of 2023, subject to the fulfillment, or waiver, of the Conditions and the completion of all preliminary formalities.

1.6.
Why move the company headquarters to the Netherlands and not elsewhere?

The redomiciliation in the Netherlands is aimed at placing the Company’s registered office in a jurisdiction that is ideal for the purpose in several respects, as witnessed by the numerous transfers to the Netherlands of the registered office of many groups – including Italian ones – with an international vocation (such as Campari, MFE-Mediaset, Cementir, Exor).

In addition, transferring the registered office to the Netherlands could:

	-	facilitate Brembo in the context of the process of acquisitions and consolidation of companies active in sectors similar or complementary to that in which the Group operates;
	-	enable Brembo to benefit from a corporate framework that is widely recognized and appreciated by international investors, in order to enhance the global profile and international scale of Brembo; and
	-	reward long-term oriented shareholders in a more effective manner.
1.7.
Will there be any changes in relation to operating activities in Italy and the Company’s commitment to Italy?

Brembo is not leaving Italy. The Transaction is aimed at transferring the Company’s registered office only.

In the context of the Transaction, there will be no impact on the Company’s organization, management and operations in Italy or in any other region where the Company operates. In particular, no reorganization is envisaged, nor is any transfer to the Netherlands of the Group’s activities and people. The Company will continue to operate in Italy through a secondary office.

Upon completion of the Transaction, the Company will maintain its tax residence in Italy and will retain its current VAT number and Italian tax code.

The maintenance of the current structure of the Group, which will continue to be headed seamlessly by the Company, reflects the importance for Brembo to maintain its Italian identity and the historical presence of the Company in Italy.

1.8.
Will the Transaction result in changes in the Group’s strategy?

No, there will be no change in the Group’s business strategy, it will continue to be focused on the “top” segments of the automotive sector, diversification to other geographic areas, and expansion of its product range, also turning its attention to the “middle” segment.

The Transaction will not directly imply any acquisition, divestment or change in the current scope of the Brembo Group. The purpose of the Transaction is to facilitate the achievement of the aforementioned objectives and, first and foremost, to create suitable conditions for the future growth of the Group, including through acquisitions, to the benefit of its shareholders and stakeholders.

1.9.
Should the Transaction be completed, would Brembo Ordinary Shares continue to be listed?

Yes, even following the completion of the Transaction, the Ordinary Shares will continue to be listed seamlessly only on Euronext Milan, albeit with a different ISIN code.

The Transaction will not affect the listing of the Ordinary Shares or the continuity of trading.

Special Voting Shares (as defined below) will not be listed.

1.10.
How will Brembo’s share capital change?

As of the date of publication of this document, Brembo’s share capital amounts to Euro 34,727,914, (thirty-four million seven hundred and twenty-seven thousand nine hundred and fourteen) divided into No. 333,922,250 (three hundred and thirty-three million nine hundred and twenty-two thousand two hundred and fifty) Ordinary Shares, with no par value, whose implied par value is Euro 0.104 (zero point one hundred and four).

The Dutch legal framework, contrary to the Italian one, does not allow the possibility for Dutch limited liability companies (naamloze vennootschap) to issue shares without express indication of the par value and requires the par value to be indicated within the articles of associations and to consist of no more than two decimal places. Therefore, in the context of the Transaction and immediately prior to its completion, the determination and related indication - in the Italian bylaws and then in the New Articles - of the expressed par value of the Ordinary Shares is envisaged and, to this end, the Share Capital Reduction for the maximum amount of Euro 31,388,691.50 (thirty-one million three hundred and eighty-eight thousand six hundred and ninety-one point fifty) - calculated assuming that the number of currently issued Ordinary Shares (equal to no. 333,922,250 (three hundred and thirty-three million nine hundred and twenty-two thousand two hundred and fifty)) does not change and that no Brembo shareholder exercises the Withdrawal in relation to the Transaction.

1.11.
Which are the conditions precedent to the effectiveness of the Transaction?

The completion of the Cross-Border Conversion, through the execution of the notarial deed of conversion and amendment to be enter into under Dutch law (the “Dutch Notarial Deed”), is subject to the fulfillment (or waiver) of the following conditions precedent (the “Conditions”) that can be waived by the board of directors of the Company:

(i)
that no governmental entity of any competent jurisdiction has approved, issued, promulgated, implemented or submitted any measure, which is effective and has the effect of prohibiting or rendering invalid the performance of the Transaction;

	(ii)	that the amount of money, if any, to be paid by the Company

		(a)	pursuant to Article 2437-quater of the Italian Civil Code, to Brembo’s shareholders who have exercised the Withdrawal in connection with the Cross-Border Conversion; and/or

(b)
to Brembo’s creditors prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, who have proposed opposition to the Cross-Border Conversion and/or the Share Capital Decrease (or, alternatively, to banks or other financial institutions in order to sufficiently secure the claims of such Brembo’s creditors);

(the “Disbursement Amount”) shall not exceed in the aggregate the amount of Euro 200,000,000 (two hundred million), it being understood, in any event and for the sake of clarity, that the Disbursement Amount shall be calculated upon completion of the liquidation procedure for the Withdrawal shares (as defined below), net of (1) the aggregate amount payable by the Company’s shareholders or third parties for the purchase of the Withdrawal shares pursuant to Article 2437-quater of the Italian Civil Code and (2) the amount to be paid pursuant to the commitment assumed by the majority shareholder Nuova FourB S.r.l., equal to Euro 50,000,000 (fifty million), as well as any other purchase or commitment to purchase the Withdrawal shares;

(iii)
that have not occurred, at any time prior to the execution of the Dutch Notarial Deed, at a national or international level, (a) events or situations not known to the Company and/or the market, involving significant changes in the regulatory, political, financial, economic, currency or market situation, nationally or internationally, or any escalation or aggravation thereof that would have substantially adverse effects on the Transaction, the Company and/or the Group; and/or (b) events or situations of an extraordinary nature which, individually or in the aggregate, cause, or could reasonably be expected to cause, materially adverse effects on the legal situation, business as well as on the financial, equity and/or economic conditions (including prospective) of the Company and/or the Group and/or on the performance of Brembo’s ordinary shares on Euronext Milan. It is understood that this Condition also includes, specifically, any events or situations listed in (a) and (b) above that may occur as a result of, or in connection with, the release of COVID-19, the Russia-Ukraine politico-military crisis and China-U.S. politico-military tensions that, although they are events in the public domain as of the date of the Report, may result in detrimental effects, in the terms set forth above, that are new and not anticipated or foreseeable.

More information on Withdrawal and the related process can be found in Section 3 infra.
1.12.
Will the Transaction entitle Brembo shareholders to exercise the Withdrawal?

Yes, the Transaction entails an amendment to the Company’s articles of incorporation, as such falling within the purview of the extraordinary shareholders’ meeting and incorporates the prerequisites for the entitlement to the right of Withdrawal.

More information on Withdrawal is contained in Section 3 infra.

1.13.
Is the completion of the Transaction subject to the exercise of creditors’ rights to object?

In line with certain Italian notarial guidelines and opinions and taking into account that in the context of the Transaction a Share Capital Decrease is envisaged, pursuant to article 2445, paragraph 3, of the Italian Civil Code, the Cross-Border Conversion will not be executed before 90 (ninety) calendar days have elapsed since the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, provided that within this period no corporate creditor prior to the registration of the resolution of the Extraordinary Shareholders’ Meeting has filed an opposition.

Pursuant to Article 2445, paragraph 4, of the Italian Civil Code, if oppositions are filed within that period, the Court may order that the transaction nevertheless take place, when it deems that the danger of prejudice to creditors is unfounded, or the Company has provided suitable guarantees.

1.14.
When will Brembo check whether the Disbursement Amount has exceeded the limit of Euro 200,000,000 million?

Pursuant to Italian law, the time limit for exercising the right of withdrawal ends 15 days after the registration with the competent Company’s Register of the resolution of the extraordinary shareholders’ Meeting giving rise to the right of withdrawal.

Once this 15-day period has expired, the shares in relation to which the right of withdrawal has been exercised will be offered by Brembo to its current shareholders and, thereafter, any unsold shares may be offered to third parties; any remaining shares that have not been sold must be purchased by the Company at the liquidation price following the completion of the Transaction.

The Disbursement Amount shall be calculated upon completion of the liquidation procedure for the Withdrawal shares, net of (1) the aggregate amount payable by the Company’s shareholders or third parties for the purchase of the Withdrawal shares pursuant to Article 2437-quater of the Italian Civil Code and (2) the amount to be paid pursuant to the commitment assumed by the majority shareholder Nuova FourB S.r.l., equal to Euro 50,000,000 (fifty million), as well as any other purchase or commitment to purchase the Withdrawal shares.

Only following the expiration of the period provided under Italian law for the exercise of the right of withdrawal and, in addition, following (i) the offer of the Brembo shares, subject to Withdrawal, to Brembo’s current shareholders; and (ii) any transactions and/or agreements aimed at the sale of the shares subject to Withdrawal, the Company will be able to determine whether the Disbursement Amount has exceeded the limit of Euro 200,000,000 (two hundred million) and, therefore, whether the Condition has been fulfilled.

In this regard, the controlling shareholder Nuova FourB S.r.l. has made a commitment to purchase shares subject to the Withdrawal up to a maximum total countervalue of Euro 50,000,000 (fifty million).

Brembo will provide timely notice of the fulfillment (or waiver, as the case may be) of the Conditions.

1.15.
Can Brembo’s board of directors waive the maximum limit of Euro 200,000,000 million of the Disbursement Amount?

Yes, it is envisaged that the Extraordinary Shareholders’ Meeting will grant to the board of directors the power to waive the Conditions.

1.16.	What approvals are required from supervisory/administrative authorities? Listing of Ordinary Shares

●
No new application will be submitted for the listing and/or trading of the Ordinary Shares. The Ordinary Shares will continue to be listed on Euronext Milan even following the Transaction, albeit with a different ISIN code.

Other administrative authorizations

	●	No administrative authorization is required for the execution of the Transaction.
1.17.
What happens if the Transaction is not completed?

The registered office of the Company will remain in Italy.

Brembo shareholders will continue to hold their shares, and any exercise of the Withdrawal by Brembo shareholders will be ineffective. The shares for which the Withdrawal has been exercised, consequently, will continue to be owned by the shareholders who have exercised this right, and no payment will be due to them.

1.18.
When and where will the Extraordinary Shareholders’ Meeting be held?

The extraordinary shareholders’ meeting convened to resolve upon the Transaction (the “Extraordinary Shareholders’ Meeting”) will be held on July 27, 2023 at 9:00 a.m. (CEST), in a single call, in Viale Europa 4 (Entry Gate 1), 24040 Stezzano (Bergamo) Italy.

For further information on how to participate, please refer to Q&A 1.25 below.

1.19.
Which matters will be voted on at the Extraordinary Shareholders’ Meeting?

The Extraordinary Shareholders’ Meeting will be called to resolve on the Transaction that will be implemented and completed through, inter alia:

-
the adoption by the Company of the legal form of a joint stock company with limited liability (naamloze vennootschap - corresponding to the corporate type of joint stock company (società per azioni) under Italian law) governed by the laws of the Netherlands, assuming the corporate name of “Brembo N.V.”, transferring its registered office in Amsterdam, the Netherlands;

-
the adoption of the New Articles, which, in accordance with Dutch law, will result in a change, in addition to the company name and registered office - inter alia - in the system of administration and control, the mechanism for appointing directors and certain administrative rights of shareholders;

	-	the adoption of the terms and conditions of special voting shares (the “Terms and Conditions”),

all by virtue of the Dutch Notarial Deed.

In this context, the Extraordinary Shareholders’ Meeting will also resolve upon (1) the determination and relative indication in Brembo’s Italian interim bylaws and then in the New Articles of the express par value of Brembo’s ordinary shares, as required by Dutch law, (2) the Share Capital Reduction, (3) the governance of the Company and (4) the appointment of the auditing firm Deloitte Accountants B.V. Please note that the text of the proposed resolution is included at the end of the Report, to which reference is made.

In the context of the Transaction, the Extraordinary Shareholders’ Meeting is also called upon to adopt resolutions concerning the governance of the Company, the appointment of the auditing firm Deloitte Accountants B.V. and the Share Capital Reduction. Please note that the text of the proposed resolution is included at the end of the Report, to which reference is made.

The Extraordinary Shareholders’ Meeting will be held in a single call and, as a result, there will be no subsequent dates for the Extraordinary Shareholders’ Meeting, as specified in the notice of call published on Brembo’s website on June 20, 2023 and in the daily newspaper “Il Sole 24 Ore” on June 21, 2023.

1.20.
Who has the right to vote at the Extraordinary Shareholders’ Meeting?

The record date is July 18, 2023, which is the seventh trading day prior to the date of the Extraordinary Shareholders’ Meeting (the “Record Date”).

Holders of Brembo shares on the Record Date who are eligible may participate and vote in the Extraordinary Shareholders’ Meeting through the granting of appropriate proxy or sub-proxy to the designated representative identified by the Company. For additional information on this matter, please refer to the following Q&A 1.22, as well as to the notice of call published on the Company’s website (www.brembo.com) section “Investors - For Shareholders - Shareholders’ Meeting”, as well as on the authorized storage mechanism “1info” of Computershare S.p.A. (www.1info.it).

1.21.
When will the Extraordinary Shareholders’ Meeting be considered duly convened and the resolution regarding the Transaction validly adopted?

Since the Extraordinary Shareholders’ Meeting will be held in a single call, it will be considered regularly convened if at least one-fifth of the share capital is represented (necessary quorum). Abstaining shareholders will be considered in the calculation of the number of Brembo shares represented at the meeting for the purpose of determining whether or not the quorum is reached. At an extraordinary shareholders’ meeting, resolutions are adopted by the affirmative vote of at least two-thirds of the voting rights represented at that meeting (deliberative quorum). Failure to exercise voting rights and abstention will have the same effect as votes against the proposal to approve the Transaction.

Brembo’s controlling shareholder, Nuova FourB S.r.l., confirmed its support for the Transaction. Based on the information available as of February 7, 2023 (i.e., the date of the last communication drafted pursuant to Article 85-bis, paragraph 4-bis, of the Issuers’ Regulations), Nuova FourB S.r.l. held 53.563% of Brembo’s issued share capital and 69.711% of the voting rights (calculated taking into account the treasury shares held by Brembo).

1.22.
How can Brembo shareholders exercise the voting rights attached to shares registered in their names?

If Brembo shares are registered in the name of a shareholder on the Record Date and the authorized intermediary - with whom his/her Brembo shares are deposited - transmits the necessary notice to Brembo, such Brembo shareholder may participate in the Extraordinary Shareholders’ Meeting and vote only by means of the granting of an appropriate proxy to the designated representative identified by the Company. Any person who becomes a Brembo shareholder after the Record Date will not be entitled to participate or vote in the Extraordinary Shareholders’ Meeting.

The Company has identified as designated representative, pursuant to Article 135-undecies of the ICLF and Article 11 of the bylaws, Computershare S.p.A. with registered office in Milan, Via Lorenzo Mascheroni 19, to which holders of voting rights may send, by July 25, 2023, proxies and/or sub-proxies on the items on the agenda. For more information regarding (i) ) the right to attend the shareholders’ meeting and exercise the voting right, (ii) the procedures and terms for attending and voting, and (iii) the exercise of voting rights by proxy, please refer to the notice of call published on the Company’s website (www.brembo.com) section “Investors - For Shareholders - Shareholders’ Meeting,” as well as on the authorized storage mechanism “1info” of Computershare S.p.A. (www.1info.it).

No documentation will be sent to Brembo shareholders on how to exercise voting rights.

1.23.
Can Brembo shareholders change their voting instructions after the granting of a proxy to Computershare S.p.A. or revoke their proxies?

Proxies and voting instructions to Computershare S.p.A. may be revoked or changed up to two trading days before the date of the Extraordinary Shareholders’ Meeting (i.e., July 25, 2023). For more information, please refer to the notice of call published on the Company’s website (www.brembo.com) section “Investors - For Shareholders - Shareholders’ Meeting,” as well as on Computershare S.p.A.’s authorized storage mechanism “1info” (www.1info.it).

1.24.
Where Brembo shares are held through a bank or intermediary, will the bank or intermediary exercise the voting rights attached to those shares?

No, where Brembo shares are held by a Brembo shareholder through a bank, intermediary, or custodian, the Brembo shareholder is the exclusive holder of voting rights. These voting rights may be exercised by providing instructions to the custodian bank to transmit to Brembo, through the intermediary participating in the Monte Titoli system, the notice certifying that the Brembo shares are registered in the name of the relevant Brembo shareholder on the Record Date for the Extraordinary Shareholders’ Meeting.

1.25.
Can Brembo shareholders attend the Extraordinary Shareholders’ Meeting in person?

Pursuant to Article 106, paragraph 4, of Decree Law No. 18 of March 17, 2020 (converted into Law No. 27 of April 24, 2020, amended by Decree Law No. 228 of December 30, 2021, converted in turn, with amendments, by Law No. 15 of February 25, 2022, and most recently amended by Law No. 14 of February 24, 2023), attendance at Extraordinary Shareholders’ Meetings is permitted exclusively through the granting of appropriate proxy to the designated representative identified by the Company (i.e, Computershare S.p.A. with registered office in Milan, Via Lorenzo Mascheroni 19).

Therefore, the attendance of shareholders in person is not allowed. Instructions on how to grant such a proxy are available on the Company’s website (www.brembo.com) section “Investors - For Shareholders - Shareholders’ Meeting.”

1.26.
Does Brembo’s board of directors recommend the approval of the Transaction?

Yes. At its meeting on June 20, 2023, Brembo’s board of directors carefully considered the proposed Transaction and found that, given the circumstances, it is in the best interests of Brembo and its shareholders.

Accordingly, Brembo’s board of directors approved the Transaction and recommended that Brembo shareholders vote in favor of the Transaction.

1.27.
Which are the possible negative consequences Brembo has considered regarding the Transaction?

In evaluating the Transaction, Brembo’s board of directors took into account the possible negative consequences and risks that may arise from the proposed Transaction, such as the fact that the Special Voting Mechanism may discourage or make more difficult a change of control transaction. In any case, considering that the current control structure already implies that the Company is not contestable and that the Special Voting Mechanism would only reinforce this non-contestability in the event of dilution due to paper acquisitions, Brembo’s board of directors concluded that the expected benefits of the Transaction outweigh the possible negative consequences and risks.

1.28.	Was the board assisted by an advisor in evaluating the Transaction? Yes. To evaluate the Transaction, Brembo’s board of directors give the mandate to CitiBank as financial advisor.

2.Purpose of the Transaction

Which are the main objectives and expected benefits of the Transaction?

From a strategic standpoint, with the relocation of the registered office to the Netherlands and the simultaneous introduction of a Special Voting Mechanism, enhanced compared to the one already adopted by the Company, Brembo intends to pursue the following objectives:

(i)
adopting a flexible share capital structure to enable the Company, on the one hand, to maintain and further strengthen a solid and stable shareholder base and, on the other hand, to reconcile this essential objective of stability and business continuity with the aforementioned strategies of growth and diversification, creating the prerequisites to be able to seize opportunities for acquisitions of, and/or strategic alliances with, companies active in sectors similar or complementary to that in which the Group operates, by means of issuance of new shares in favor of, and/or in exchange of shares with, third parties;

(ii)
rewarding, more effectively and incisively, long-term oriented shareholders in a more effective manner. Indeed, it is believed that a stable shareholder base is more likely to support long-term growth strategies;

(iii)
benefitting from a corporate framework that is widely recognized and appreciated by international investors, in order to enhance the global profile and international scale of Brembo, while preserving its Italian identity and the historical presence of the Company in Italy;

(iv)	enhancing the access to capital with the ability to benefit from a deeper pool of equity and debt financing sources.

3.Right of Withdrawal

3.1.
Are Brembo shareholders entitled to exercise rights of objection, court appraisal, withdrawal, or similar rights?

Brembo’s shareholders who do not concur in the adoption of the resolution on the Transaction will be entitled to exercise the Withdrawal in accordance with Italian law, since the Transaction entails the amendment of the Company’s deed of incorporation and integrates the prerequisites for the occurrence of the Right of Withdrawal.

Pursuant to Article 2437-ter, paragraph 3, of the Italian Civil Code, the liquidation value of the shares subject to Withdrawal to be recognized to the withdrawing shareholders is Euro 13.096 (thirteen point zero ninety-six) per Brembo ordinary share.

The Brembo shares in relation to which the Withdrawal has been exercised will be offered, under option and pre-emption, to the other shareholders and, thereafter, unsold withdrawn shares may be offered to third parties; any withdrawn shares that may remain and have not been sold shall be purchased by Brembo at the aforementioned liquidation value.

The aforementioned offer and sale procedure, as well as the payment of any consideration due to the withdrawing shareholders, will be conditional upon the completion of the Transaction. Therefore, in the event that one or more of the Conditions are not fulfilled or waived, the offer and placement as well as the subsequent purchase of the withdrawal shares may not take place or become effective, and they will remain at the disposal of the respective withdrawing shareholders.

3.2.
What requirements Brembo shareholders shall meet in order to withdraw?

In order to exercise the Withdrawal, holders of Brembo shares (i) must not concur in the adoption of the resolution on the Transaction (as absent, opposed or abstaining), and (ii) on the date of the notice of exercise of the Withdrawal must hold the shares in relation to which they intend to exercise the Withdrawal.

It should be noted that, following the sending of the notice of Withdrawal, the relevant shares will be blocked and, by mandatory provision of law, cannot be sold.

3.3.
What must Brembo shareholders do to exercise the Withdrawal?

Eligible shareholders may exercise their Withdrawal within and no later than 15 (fifteen) days from the registration of the resolution of the Extraordinary Shareholders’ Meeting with the Companies’ Register of Bergamo, by sending Brembo a statement by one of the following methods:

	(i)	registered letter with return receipt (raccomandata a.r.), addressed to Brembo S.p.A. c/o Computershare S.p.A. via Lorenzo Mascheroni n. 19, 20145 Milan; or

(ii)
electronic document signed with a digital signature pursuant to the Italian Legislative Decree No. 82 of March 7, 2005, or with another type of qualified electronic signature pursuant to the Regulation (EU) 910/2014 of the European Parliament and of the Council of July 23, 2014, transmitted from the withdrawing shareholder’s registered email (posta elettronica certificata – PEC) address to the following registered email’s address “operations@pecserviziotitoli.it”.

Notice of the successful registration will be announced by means of a notice published on the Company’s website (www.brembo.com), on the authorized storage mechanism “1Info” of Computershare S.p.A. (www.1info.it) as well as in a national daily newspaper.

The statement of withdrawal must include (i) the details of the withdrawing shareholder, including the tax identification number; (ii) the withdrawing shareholder’s contact information-including telephone number and, where possible, e-mail address-for communications related to the procedure; and (iii) the number of shares in respect of which the Withdrawal is exercised.

The statement must contain the information referred to in Article 2437-bis, paragraph 1, of the Italian Civil Code, namely: (1) the personal data, tax code, domicile and a telephone number of the withdrawing shareholder, for communications relating to the Withdrawal; (2) the number of shares for which the Withdrawal is being exercised; and (3) an indication of the authorized intermediary with whom the account in which the Shares for which the Withdrawal is being exercised are deposited. The withdrawing shareholder shall, in addition, request the intermediary, at the same time that the statement is sent to Brembo, the issuance of the notice certifying: (i) the uninterrupted ownership of the shares subject to Withdrawal by the claimant from before the opening of the proceedings of the Extraordinary Shareholders’ Meeting and until the time of the issuance of the notice by the intermediary; as well as (ii) the absence of any lien or other encumbrances on the Shares subject to Withdrawal. If the shares subject to Withdrawal are encumbered by a pledge or other lien in favor of a third party, the withdrawing shareholder shall also attach to the statement the affidavit of the pledgee (i.e., the party in whose favor the lien is affixed) by which such party gives its irrevocable and unconditional consent to the release of the shares from the pledge and/or lien, as well as to the liquidation thereof, in accordance with the instructions of the withdrawing shareholder.

Further details on the exercise of the Withdrawal as well as information regarding the manner and terms of the liquidation procedure (including the number of shares subject to Withdrawal, the option and pre-emption offer as well as the market offer) will be provided to Brembo’s shareholders in accordance with applicable laws and regulations with notices published on the Company’s website (www.brembo.com), on Computershare S.p.A.’s authorized storage mechanism “1Info” (www.1info.it) as well as in a daily newspaper with national circulation.

3.4.
How was the liquidation price due to Brembo shareholders who exercise the Withdrawal determined?

Pursuant to Article 2437-ter of the Italian Civil Code, the liquidation price (equal to Euro 13.096 (thirteen point zero-ninety-six) per each Brembo share) was calculated by referring to the arithmetic average of the closing prices of Brembo shares in the six months preceding the publication of the notice of call of the Extraordinary Shareholders’ Meeting (which was published on June 20, 2023).

3.5.
When will the liquidation price be paid?

The payment of any consideration due to the withdrawing shareholders, will be conditional on the completion of the Transaction. Therefore, in the event that one or more of the Conditions is not fulfilled or waived, the offer and placement as well as the subsequent purchase of the withdrawal shares may not take place or become effective, and they will remain at the disposal of the respective withdrawing shareholders.

3.6.
Will Brembo’s withdrawing shareholders have the right to sell their shares following the exercise of the Withdrawal?

No, because the shares for which the Withdrawal has been exercised, by mandatory provision of the law, cannot be sold or be disposed until the transfer of such shares or verification that the Conditions have not been fulfilled (or waived, as the case may be).

3.7.
If the Transaction does not become effective, what will happen to the Brembo shares in respect of which the Withdrawal has been exercised? Will Brembo shareholders lose their shares in any case?

If the Transaction is not completed, the shares in relation to which the Withdrawal has been exercised will continue to be owned by the shareholders who exercised this right; no consideration will be due to these shareholders and the relevant Brembo shares will continue to be listed on Euronext Milan.

3.8.
Will Brembo shareholders be eligible to exercise the Withdrawal if they become Brembo shareholders only after the Record Date?

Pursuant to Article 127-bis, paragraph 2, of the ICLF, a person in whose favor the shares are registered in the account after the Record Date and before the opening of the proceedings of the Extraordinary Shareholders’ Meeting is deemed not to have participated in the approval of the resolution for the purpose of exercising Withdrawal.

Therefore, a person who becomes a Brembo shareholder after the Record Date (i.e., after July 18, 2023), but before the start of the Extraordinary Shareholders’ Meeting (convened on July 27, 2023 at 9:00 a.m. CEST) will not be eligible to vote at the Extraordinary Shareholders’ Meeting but will be eligible to exercise the Withdrawal.

3.9.
Will Brembo shareholders who have exercised the Withdrawal be entitled to receive Special Voting Shares (as defined below)?

Brembo shareholders who have exercised the Withdrawal will receive neither Ordinary Shares nor, consequently, Special Voting Shares (as defined below), for the shares in relation to which such shareholders have exercised the Withdrawal.

4.Special voting shares

4.1.
What is the purpose of the Special Voting Mechanism?

The purpose of the Special Voting Mechanism is to further strengthen the stability of the Group and incentivize the development and ongoing involvement of a stable base of long-term shareholders (so-called loyal shareholders), also in function of the implementation of the Group’s growth strategy through acquisitions and consolidation of companies active in sectors similar or complementary to the one in which the Group operates.

The purpose of the Special Voting Mechanism is, therefore, to reward the long-term holding of Ordinary Shares and to promote the stability of the Company’s shareholder base by confirming and strengthening the institution of the Voting Increase pursuant to Article 127-quinquies of the ICLF already adopted by the Company since April 2019, through the allotment - following the completion of the Transaction, according to Dutch law - of Special Voting Shares (as defined below) to which voting rights are attributed in addition to the voting rights attributed by each Brembo Ordinary Share.

The Special Voting Mechanism is structured in a manner similar to that adopted by a number of listed companies that have redomiciled their registered offices in the Netherlands (e.g., Campari, CNH Industrial, Exor, FCA-Fiat Chrysler Automobiles, and Ferrari) and by other Dutch companies, and in line, as well, with a widespread international practice.

Brembo has largely benefited from the support of its long-term shareholders, and the Special Voting Mechanism will allow it to continue to benefit from that support in the future without any impediment with respect to the possibility of pursuing external growth opportunities.

4.2.
Which are the main differences between the Special Voting Mechanism and the current system of increased voting rights?

According to the increasing voting right mechanism under Article 127-quinquies of the ICLF, adopted by the Company in 2019, each Brembo ordinary share can be entitled to two voting rights. Under the Special Voting Mechanism, vice versa, each ordinary share of the Company would grant one voting right, and eligible shareholders would receive additional shares (the Special Voting Shares, as defined below) that would grant additional voting rights.

Under Italian law, the institution of increasing voting right allows the allocation of, at most, two voting rights per share, subject to the continuous holding of the respective shares for a minimum period of 24 months. On the contrary, in the Dutch system, the voting increase is granted, to shareholders who have accrued the right, through the allotment of special category shares (the “Special Voting Shares” or “SVS”) that grant voting rights in proportion to their par value. The Special Voting Mechanism provides – through the matching of Special Voting Shares to Ordinary Shares, which continue to award 1 (one) vote each – that long-term “loyal” shareholders have the opportunity to exercise:

(i)
1 (one) additional vote for each Ordinary Share held for a continuous period of 1 (one) year. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 2 (two) votes;

(ii)
2 (two) additional votes for each Ordinary Share held for a continuous period of 2 (two) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 3 (three) votes;

(iii)
3 (three) additional votes for each Ordinary Share held for a continuous period of 3 (three) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 4 (four) votes;

(iv)
4 (four) additional votes for each Ordinary Share held for a continuous period of 4 (four) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 5 (five) votes;

(v)
5 (five) additional votes for each Ordinary Share held for a continuous period of 5 (five) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 6 (six) votes;

(vi)
6 (six) additional votes for each Ordinary Share held for a continuous period of 6 (six) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 7 (seven) votes;

(vii)
7 (seven) additional votes for each Ordinary Share held for a continuous period of 7 (seven) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 8 (eight) votes;

(viii)
8 (eight) additional votes for each Ordinary Share held for a continuous period of 8 (eight) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 9 (nine) votes;

(ix)
9 (nine) additional votes for each Ordinary Share held for a continuous period of 9 (nine) years. Therefore, under this circumstance, each Ordinary Share – through the matching of a Special Voting Share – will allow to exercise a total of 10 (ten) votes.

In addition, in order to reward Brembo’s current shareholders who, as of today, are already – or express their intention to become – long-term shareholders and who intend to support the Company in its growth and internationalization project (an essential phase of which is the Cross-Border Transaction), as well as to encourage the long-term commitment of all Brembo’s current shareholders, the Special Voting Mechanism provides for:

(i)
the allocation of 1 (one) additional vote to each Ordinary Share that is registered in the Italian Special List by the date on which the period for the exercise of the Withdrawal expires (i.e., the 15th (fifteenth) day following the registration at the Companies Register of Bergamo of the resolution of the Extraordinary Shareholders’ Meeting) (the “Final Term”) and remains in the ownership thereof until the Transaction effective date; and

(ii)
the computation for the purpose of the allotment of Special Voting Shares, as the case may be, (a) the prior attainment of the additional voting rights currently in force as a result of the passing of the minimum holding period of the Ordinary Shares for 24 (twenty-four) months and, therefore, of the prior entitlement to the benefit of 1 (one) additional vote for each Ordinary Share; and (b) of the previous period of registration into the Italian Special List.

Under Italian law, shares to which the increased voting right is attached always remain Ordinary Shares (being the increased voting right subjectively attached to the holder of such shares) and do not constitute a special class of shares; to the contrary, under Dutch law, Special Voting Shares constitute a special class of shares.

4.3.	What is the structure of the Special Vote Mechanism?

	(i)	Entitlement to 2 (two) voting rights: allotment of Special Voting Shares A

(a)
Initial allotment: Brembo’s shareholders who (1) do not hold the voting increase, pursuant to Article 127-quinquies of the ICLF (the “Voting Increase”), at the Transaction effective date and (2) have registered (or have validly submitted to Brembo the request for registration) of their Ordinary Shares in the Italian Special List by the Final Term, shall be entitled to exercise a total of 2 (two) voting rights for each Ordinary Share held and to this end shall be entitled to receive - for each Ordinary Share held and which have been continuously registered in the Italian Special List by the Final Term - 1 (one) Special Voting Share of category “A” granting 1 (one) voting right (the “Special Voting Shares A” or “SVS A”) as long as the relevant shareholder makes such application as provided below (the shareholders making such application, the “Initial Electing A Shareholders”). The Special Voting Shares A will be allotted to the Initial Electing A Shareholders no later than 15 (fifteen) business days from the Transaction effective date (the “Initial Allotment Date”).

(a)
Subsequent allotment: Brembo’s shareholders who (1) have not registered their Ordinary Shares in the Italian Special Register or (2) have validly submitted a request to Brembo for their inclusion in the Italian Special List after the Final Term, upon application for registration of its Ordinary Shares in the special register of the Special Voting Shares (“Loyalty Register”),shall be entitled to exercise a total of 2 (two) voting rights for each Ordinary Share held after 1 (one) year of uninterrupted holding of the Ordinary Shares, as well as of continuous registration of the same in the Loyalty Register. Only for Ordinary Shares for which the request for inclusion in the Italian Special List has been validly submitted to Brembo after the Final Term, the previous inclusion in the Italian Special List will be taken into account. To this end, the aforesaid persons shall be entitled to receive, for each Ordinary Share held, 1 (one) Special Voting Share A, provided that the shareholder concerned makes a request as provided below. After 1 (one) year from the date of registration of the Ordinary Shares in the Loyalty Register, such Special Voting Shares A shall be allotted to the entitled Brembo shareholders.

(ii)	Entitlement to 3 (three) voting rights: allotment of Special Voting Shares B

(a)
Initial Allotment: Brembo shareholders who on the Transaction effective date hold the Voting Increase shall be entitled to exercise a total of 3 (three) voting rights for each Ordinary Share held and, for this purpose, shall be entitled to receive - for each Ordinary Share held and continuously registered in the Italian Special List before the Final Term - 1 (one) Special Voting Share of category “B” granting 2 (two) voting rights (the “Special Voting Shares B” or “SVS B”) as long as the relevant shareholder makes such application as provided below (the shareholders making such application, the “Initial Electing B Shareholders” and, together with the Initial Electing A Shareholders, collectively, the “Initial Electing Shareholders”). The Special Voting Shares B will be allotted to the Initial Electing B Shareholders on the Initial Allotment Date.

	(b)	Subsequent assignment:

-
Brembo’s shareholders who (1) have registered (or have validly made a request to Brembo for registration of) their Ordinary Shares in the Italian Special List prior to the date of the announcement of the Transaction to the market (i.e., prior to June 20, 2023)(the “Announcement Date”) and (2) are not holders of the Voting Increase as of the Transaction effective date, shall be entitled to exercise 3 (three) voting rights for each Ordinary Share held, at the earlier between (1) the lapse of the 24th (twenty-fourth) month from the registration of the Ordinary Shares in the Italian Special List; and (2) the lapse of 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares A;

-
Brembo’s shareholders who (1) have not registered their Ordinary Shares in the Italian Special List or (2) have not validly made a request to Brembo to register their Ordinary Shares in the Italian Special List by the Announcement Date, shall be entitled to exercise 3 (three) voting rights for each Ordinary Share held, after 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Ordinary Shares held as a result of the Cross-Border Conversion and for which the initial allotment of SVS A has been requested after the completion of the Cross-Border Conversion itself (the “Qualifying Ordinary Shares A”).

(iii)	Entitlement to 4 (four) voting rights: allotment of Special Voting Shares C

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Ordinary Shares held as a result of the Cross-Border Conversion and for which the initial allotment of SVS B has been requested after the completion of the Cross-Border Transformation itself (the “Qualifying Ordinary Shares B”), the holders thereof shall be entitled to exercise 4 (four) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares B will convert, on a 1:1 ratio, into ordinary shares eligible for the allotment of SVS C, as defined below (the “Qualifying Ordinary Shares C”); and (2) the corresponding Special Voting Shares B shall convert, on a 1:1 ratio, into Special Voting Shares of category “C” bearing 3 (three) voting rights each (the “Special Voting Shares C” or “SVS C”).

(iv)	Entitlement to 5 (five) voting rights: allotment of Special Voting Shares D

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares C, their holders shall be entitled to exercise 5 (five) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares C will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS D as defined below (“Qualifying Ordinary Shares D”); and (2) the corresponding Special Voting Shares C will convert, according to a 1:1 ratio, into Special Voting Shares “D” bearing 4 (four) voting rights each (the “Special Voting Shares D” or “SVS D”).

(v)	Entitlement to 6 (six) voting rights: allotment of Special Voting Shares E

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares D, their holders shall be entitled to exercise 6 (six) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares D will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS E as defined below (“Qualifying Ordinary Shares E”); and (2) the corresponding Special Voting Shares D will convert, according to a 1:1 ratio, into Special Voting Shares “E” bearing 5 (five) voting rights each (the “Special Voting Shares E” or “SVS E”).

(vi)	Entitlement to 7 (seven) voting rights: allotment of Special Voting Shares F

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares E, their holders shall be entitled to exercise 7 (seven) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares E will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS F as defined below (“Qualifying Ordinary Shares F”); and (2) the corresponding Special Voting Shares E will convert, according to a 1:1 ratio, into Special Voting Shares “F” bearing 6 (six) voting rights each (the “Special Voting Shares F” or “SVS F”).

	(vii)	Entitlement to 8 (eight) voting rights: allotment of Special Voting Shares G

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares F, their holders shall be entitled to exercise 7 (seven) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares F will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS G as defined below (“Qualifying Ordinary Shares G”); and (2) the corresponding Special Voting Shares F will convert, according to a 1:1 ratio, into Special Voting Shares “G” bearing 7 (seven) voting rights each (the “Special Voting Shares G” or “SVS G”).

	(viii)	Entitlement to 9 (nine) voting rights: allotment of Special Voting Shares H

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares G, their holders shall be entitled to exercise 8 (eight) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares G will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS H as defined below (“Qualifying Ordinary Shares H”); and (2) the corresponding Special Voting Shares G will convert, according to a 1:1 ratio, into Special Voting Shares “H” bearing 8 (eight) voting rights each (the “Special Voting Shares H” or “SVS H”).

	(ix)	Entitlement to 10 (ten) voting rights: allotment of Special Voting Shares I

After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares H, their holders shall be entitled to exercise 9 (nine) voting rights for each Ordinary Share held. Specifically, (1) such Qualifying Ordinary Shares H will convert, according to a 1:1 ratio, into qualifying ordinary shares for the allotment of SVS I as defined below (“Qualifying Ordinary Shares I”); and (2) the corresponding Special Voting Shares H will convert, according to a 1:1 ratio, into Special Voting Shares “I” bearing 9 (nine) voting rights each (the “Special Voting Shares I” or “SVS I”).

4.4.
Are Brembo shareholders who already accrued the Voting Increase on the Transaction effective date entitled to participate in the Special Voting Mechanism?

Yes, Brembo’s shareholders who already accrued the Voting Increase on the Transaction effective date will be entitled to exercise a total of 3 (three) voting rights for each Ordinary Share held and for this purpose will be entitled to receive - for each Ordinary Share held and continuously registered in the Italian Special List prior to the Final Term - 1 (one) Special Voting Share B, provided that the shareholder concerned makes a request in accordance with the Terms and Conditions. The Special Voting Shares B will be allotted to the Initial Electing B Shareholders on the Initial Allotment Date.

4.5.
Are Brembo shareholders who have not accrued the Voting Increase, but who have registered (or have validly applied to Brembo for registration of) their Ordinary Shares in the Italian Special List by the Final Term entitled to participate in the Special Voting Mechanism?

Yes, Brembo’s shareholders who (1) do not hold the Voting Increase on the Transaction effective date and (2) have registered (or have validly submitted to Brembo the request for registration of) their Ordinary Shares in the Italian Special List by the Final Term, shall be entitled to exercise a total of 2 (two) voting rights for each Ordinary Share held and for this purpose shall be entitled to receive – for each Ordinary Share held and which is continuously registered in the Italian Special List by the Final Date – 1 (one) Special Voting Share A, provided that the shareholder concerned makes a request in accordance with the Terms and Conditions. The Special Voting Shares A will be allotted to the Initial Electing Shareholders A on the Initial Allotment Date.

4.6.
Are Brembo shareholders who have not registered their Ordinary Shares in the Italian Special List, or have validly applied to Brembo to have them registered in the Italian Special List after the Final Term, entitled to participate in the Special Voting Mechanism?

Yes, Brembo’s shareholders who (1) have not registered their Ordinary Shares in the Italian Special List or (2) have validly made a request to Brembo to register their Ordinary Shares in such Italian Special List after the Final Term, may elect to participate in the Special Voting Mechanism upon application for registration of their Ordinary Shares in the Loyalty Register, in accordance with the terms and conditions set forth in the Terms and Conditions. In the event that Ordinary Shares have been registered in the Italian Special List (albeit after the Final Term), the previous period of registration in the Italian Special List will also be taken into account under the conditions set forth in the Terms and Conditions.

For the purposes of the above, Ordinary Shares that are registered in the Italian Special List on the Transaction effective date will be automatically registered in the Loyalty Register.

4.7.
How can Initial Electing Shareholders participate in the Special Vote Mechanism on the Initial Allotment Date?

Initial Electing Shareholders who wish to receive Special Voting Shares A or, as the case may be, Special Voting Shares B, on the Initial Allotment Date shall follow the procedure described in the Terms and Conditions.

Specifically, following the completion of the Transaction, the Initial Designated Shareholders shall for this purpose:

a)
submit the initial election form, which will be made available on Brembo’s website (www.brembo.com), duly completed and signed, to their respective intermediary within 10 (ten) business days from the Transaction effective date. The intermediary shall send to Brembo the initial election form, appropriately completed and signed by the requesting shareholders; and

	b)	continue to hold, from the Transaction effective date until the Initial Allotment Date, the Ordinary Shares in respect of which the Special Voting Shares B will have been applied for.

Ownership of the Ordinary Shares on the Transaction effective date and the date of transmission of the initial election form to the depository intermediary will be attested by the intermediary.

Please refer to the Terms and Conditions for further details on the initial allotment process.

4.8.
How can shareholders who, on the Transaction effective date, have not registered their Ordinary Shares in the Italian Special List choose to participate in the Special Voting Mechanism?

Following the completion of the Transaction, Brembo shareholders who (1) do not have registered their Ordinary Shares in the Italian Special List and (2) wish to receive Special Voting Shares A must request Brembo to register (in whole or in part) their Ordinary Shares within the Loyalty Register by sending, through their respective depository intermediaries, a request form, which will be made available on Brembo’s website (www.brembo.com), duly completed and signed by the requesting shareholders.

Ownership of the Ordinary Shares on the date of transmission of the election form to the depository intermediary will be attested by that intermediary.

From the date the Ordinary Shares are registered in the Loyalty Register in the name of the same shareholder or his successor provided that he is a “loyalty transferee” (as defined in the Terms and Conditions), such Ordinary Shares will become Electing Ordinary Shares (as defined in the Terms and Conditions). After 1 (one) year of uninterrupted holding (as well as continuous enrollment in the Loyalty Register), the Electing Ordinary Shares will become Qualifying Ordinary Shares A and the holder will receive 1 (one) Special Voting A Share for each Qualifying Ordinary Share A held.

4.9.
How can shareholders who have validly sent to Brembo the request for registration in such Italian Special List after the Final Term choose to participate in the Special Voting Mechanism?

In the event of a request for the allotment of SVS A by shareholders who (1), as of the Transaction effective date, are not holders of the Voting Increase and (2) have validly submitted to Brembo the request for registration of their Ordinary Shares in the Italian Special List after the Final Term, the previous period of registration in the Italian Special List shall also be taken into account, subject to the conditions indicated below. In particular, the term of 1 (one) year of uninterrupted holding of the Electing Ordinary Shares (as well as of continuous registration in the Loyalty Register) shall run from the date of the initial registration in the Italian Special List.

After the expiration of the aforementioned term, the Electing Ordinary Shares will become Qualifying Ordinary Shares A and the holder will receive 1 (one) Special Voting Share A for each Qualifying Ordinary Share A held.

To this end, Ordinary Shares that are registered in the Italian Special List on the Transaction effective date will be automatically registered in the Loyalty Register.

After that date, shareholders who wish to keep their Ordinary Shares on the Loyalty Register shall follow the procedure described in the Terms and Conditions of the Special Voting Shares and submit to Brembo, through their respective intermediary the registration confirmation form which will be made available on the Company’s website (www.brembo.com), duly completed and signed, within 10 (ten) business days from the Transaction effective date. The intermediary will send the registration confirmation form, duly completed and signed by the requesting shareholders, to Brembo.

Following the receipt of the registration confirmation form by the Company, such Ordinary Shares will be converted into Electing Ordinary Shares and treated as such as of the Transaction effective date.

The ownership of Brembo’s shares on the Transaction effective date and at the date of submission of the registration confirmation form to the depository intermediary will be attested by the intermediary.

4.10.
If shareholders choose to participate in the Special Voting Mechanism by registering their Ordinary Shares in the Loyalty Registry, can these shareholders then sell their Ordinary Shares?

Yes, however, in order to become Legitimate Ordinary Shares, Ordinary Shares must be registered in the Loyalty Registry for a continuous period of time, without being sold, transferred, and/or disposed of.

In order to transfer Ordinary Shares registered in the Loyalty Register, shareholders must submit to Brembo, through their respective intermediary, the de-registration request in relation to those Ordinary Shares from the Loyalty Register, through the form that will be made available on the Company’s website (www.brembo.com), duly completed and signed by the requesting shareholders. Following this de-registration request, the relevant Ordinary Shares may be transferred freely.

Upon cancellation, such Ordinary Shares will become freely transferable and the relevant holder (as well as the relevant transferee) will lose the right to receive a corresponding number of Special Voting Shares.

Notwithstanding the foregoing, a transfer to a Loyalty Transferee (as defined in the Terms and Conditions): (i) does not require the cancellation of the Ordinary Shares from the Loyalty Register; (ii) the registration of such shares in the name of the same shareholder will not be deemed discontinued; and (iii) the right to receive the Special Voting Shares will be transferred to the Loyalty Transferee.

Shareholders who exercise Withdrawal will not be eligible to receive Special Voting Shares with respect to Brembo shares for which Withdrawal has been exercised.

4.11.
Can a shareholder, who has been granted Special Voting Shares, sell the respective Qualifying Ordinary Shares (i.e., shares with respect to which Special Voting Shares are granted)?

Yes. It is understood that, in order to be able to sell the Qualifying Ordinary Shares, the shareholder must request the de-registration from the Loyalty Registry of the Qualifying Ordinary Shares being transferred by transmitting a de-registration form (which will be made available on the Company’s website) duly completed. Upon such de-registration, the relevant Ordinary Shares will cease to qualify as Qualifying Ordinary Shares and will be freely transferable.

4.12.
What does the removal of Qualifying Ordinary Shares from the Loyalty Registry entail?

In the event that removal from the Loyalty Registry of the Qualifying Ordinary Shares is requested and obtained, the Special Voting Shares matched with them will be transferred to the Company without consideration.

4.13.
What percentage of voting rights will Initial Electing Shareholders have if they have chosen to receive Special Voting Shares on the Initial Allotment Date?

As of today’s date, this figure is not predictable because the percentage of voting rights to which Initial Electing Shareholders will be entitled to will depend on the total number of shareholders who choose to register on the Italian Special List by the Final Term. In addition, the percentage under consideration could change as a result of (i) the number of shares subject to Withdrawal, as well as (ii) other acts of disposition of treasury shares by the Company.

4.14.
What percentage of voting rights will shareholders (other than Initial Electing Shareholders) have if they choose to receive Special Voting Shares A on an allotment date after the Initial Allotment Date?

As of today’s date, this figure cannot be predicted because the percentage of voting rights to which Brembo shareholders will be entitled will depend on the total number of shareholders who choose to receive Special Voting Shares.

4.15.	When will the Special Voting Shares be allotted to eligible shareholders?

	(i)	Special Voting Shares A will be issued and allotted:

		-	to Initial Electing Shareholders A, on the Initial Allotment Date;

-
to shareholders who – on the Transaction effective date – have not registered their Ordinary Shares in the Italian Special List, after 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Register) of Qualifying Ordinary Shares, which will become Legitimate A Ordinary Shares;

-
to shareholders who (1), as of the Transaction effective date, are not holders of the Voting Increase and (2) have validly made a request to Brembo to register their Ordinary Shares in the Italian Special List after the Final Term, after 1 year of uninterrupted holding of the Qualifying Ordinary Shares (as well as continuous registration in the Loyalty Registry) which will run from the date of initial registration in the Italian Special List.

	(ii)	Special Voting Shares B will be issued and allotted:

		-	to the Initial Electing B Shareholders, on the Initial Allotment Date;

-
to shareholders who (1) have registered (or have validly made a request to Brembo for the registration of) their Ordinary Shares in the Italian Special List by the Announcement Date; and (2) are not holders of the Voting Increase on the Transaction effective date, at the earlier of (i) the expiration of the 24th (twenty-fourth) month from the registration of the Ordinary Shares in the Italian Special List; and (ii) after 1 (one) year of uninterrupted holding of Special Voting Shares A (as well as of continuous registration of the Ordinary Shares with which such Special Voting Shares A are associated in the Loyalty Register). For this purpose, the corresponding Special Voting Shares A shall convert, according to a ratio of 1:1, into Special Voting Shares B;

-
to shareholders who have not registered their Ordinary Shares in the Italian Special List by the Announcement Date, after 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares A, such Qualifying Ordinary Shares A will convert, according to a ratio of 1:1, into Electing Ordinary Shares B. For this purpose, the corresponding Special Voting Shares A will convert, according to a 1:1 ratio, into Special Voting Shares B.

(iii)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares B, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares C; and the corresponding Special Voting Shares B will convert, according to a 1:1 ratio, into Special Voting Shares C.

(iv)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares C, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares D; and the corresponding Special Voting Shares C will convert, according to a 1:1 ratio, into Special Voting Shares D.

(v)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares D, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares E; and the corresponding Special Voting Shares D will convert, according to a 1:1 ratio, into Special Voting Shares E.

(vi)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares E, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares F; and the corresponding Special Voting Shares E will convert, according to a 1:1 ratio, into Special Voting Shares F.

(vii)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares F, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares G; and the corresponding Special Voting Shares F will convert, according to a 1:1 ratio, into Special Voting Shares G.

(viii)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares G, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares H; and the corresponding Special Voting Shares G will convert, according to a 1:1 ratio, into Special Voting Shares H.

(ix)
After 1 (one) year of uninterrupted holding (as well as continuous registration in the Loyalty Registry) of Qualifying Ordinary Shares H, the latter will convert, according to a 1:1 ratio, into Electing Ordinary Shares I; and the corresponding Special Voting Shares H will convert, according to a 1:1 ratio, into Special Voting Shares I.

4.16.	Will the Special Voting Shares be listed on Euronext Milan? No, the Special Voting Shares will not be listed.
4.17.
How can the economic value of Special Voting Shares be assessed?

The Special Voting Shares will not be tradable on Euronext Milan. The Special Voting Shares to be issued pursuant to the New Articles will have a par value of (i) Euro 0.01 (zero point zero one) for Special Voting Shares A; (ii) Euro 0.02 (zero point zero two) for Special Voting Shares B; (iii) Euro 0.03 (zero point zero three) for Special Voting Shares C; (iv) Euro 0.04 (zero point zero four) for Special Voting Shares D, (v) Euro 0.05 (zero point zero five) for Special Voting Shares E; (v) Euro 0.06 (zero point zero six) for Special Voting Shares F; (vi) Euro 0.07 (zero point zero seven) for Special Voting Shares G; (vii) Euro 0.08 (zero point zero eight) for Special Voting Shares H; and (ix) Euro 0.09 (zero point zero nine) for Special Voting Shares I.

Since the Special Voting Shares will not be listed, they will have no market value of their own.

4.18.
Can Brembo shareholders sell their Special Voting Shares?

While Ordinary Shares are freely transferable, Special Voting Shares cannot be transferred to third parties (except under certain circumstances, specified in the Terms and Conditions).

4.19.
How will the vote related to Special Voting Shares be exercised?

The voting procedure for Special Voting Shares is the same as the one for Ordinary Shares (on which please refer to the following question 5.2).

Special Voting Shares A entitle the holder to 1 voting right. Special Voting Shares B entitle the holder to 2 (two) voting rights. Special Voting Shares C entitle to 3 (three) voting rights. Special Voting Shares D entitle the holder to 4 (four) voting rights. Special Voting Shares E entitle the holder to 5 (five) voting rights. Special Voting Shares F entitle the holder to 6 (six) voting rights Special Voting Shares G entitle the holder to 7 (seven) voting rights. Special Voting Shares H entitle the holder to 8 (eight) voting rights. Special Voting Shares I entitle the holder to 9 (nine) voting rights.

4.20.
Should shareholders notify Brembo of the sale of their Ordinary Shares with respect to which Special Voting Shares have been allotted or applied for?

Yes. In order to transfer the Ordinary Shares registered in the Loyalty Register, the shareholder must transmit to Brembo, through its intermediary, the request for de-registration in relation to such Ordinary Shares from the Loyalty Register, according to the form that will be made available by the Company on its website (www.brembo.com) duly signed and completed by the requesting shareholder. Following such request for de-registration, the relevant Ordinary Shares may be transferred freely.

Following the transfer of the Ordinary Shares, as well as if there is a change of control over the shareholder in question, the voting rights associated with the Special Voting Shares will be suspended with immediate effect and the Special Voting Shares will be transferred to Brembo without the payment of any consideration.

4.21.
Can shareholders apply for Special Voting Shares in respect of only a portion of their Ordinary Shares?

Yes. The number of Ordinary Shares for which a corresponding number of Special Voting Shares is required must be indicated in the form - provided in the Terms and Conditions - through which the shareholder will apply for the allotment of SVS.

4.22.
What are multiple voting shares?

In order to reward the long term commitment of the Company’s loyal shareholders and further reinforce the Company’s stability, the New Articles provide for the possibility that Brembo’s board of directors, subject to a resolution of the shareholders’ meeting, will grant all holders of Special Voting Shares I the right to convert each of their Ordinary Shares, to which the Special Voting Shares I are combined, into a multiple voting share entitling them to 20 (twenty) votes each, (the “Multiple Voting Shares”) according to a ratio of 1:1.

The Multiple Voting Shares may not be listed on any regulated market or multilateral trading facility and transfers thereof may be subject to certain restrictions.

5. Corporate Governance of Brembo N.V.

5.1.
Is Brembo expected to retain its current company name following the completion of the Transaction?

Upon completion of the Transaction, Brembo will assume the corporate name of “Brembo N.V.”, i.e., the name it had prior to the Transaction but with the addition of the acronym of the “naamloze vennootschap,” i.e., the legal form under Dutch law corresponding to the joint stock company (società per azioni) under Italian law.

5.2.
How can shareholders attend the Brembo N.V.’s shareholders’ meeting?

Will be eligible to attend Brembo N.V.’s shareholders’ meetings and to exercise voting rights those shareholders who are holders of Brembo N.V.’s shares on the so-called record date, i.e., the 28th day prior to the date of each shareholders’ meeting (which will be called by the board of directors at least 42 days in advance).

In addition to the clear indication of the record date, the notice of call of each shareholders’ meeting will also indicate the procedures by which the people entitled to attend may accredit themselves and exercise their voting rights.

People entitled to attend Brembo N.V.’s shareholders’ meetings may choose to be represented at the meeting by a representative.

5.3.
Where will shareholders’ meetings be held following the completion of the Transaction?

Following the completion of the Transaction, the Company’s meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (including Schiphol Airport), the Netherlands.

5.4.	Why will the Brembo N.V. shareholders’ meeting not be held in Italy? Shareholders’ meetings of companies under Dutch law must be held in the Netherlands pursuant to mandatory provisions of Dutch law.
5.5.
Will shareholders be entitled to vote by correspondence or by e-mail at Brembo N.V. shareholders’ meetings?

The board of directors of Brembo N.V. shall have the power to determine for each shareholders’ meeting that voting rights may be exercised by means of electronic communication systems, provided, however, that each person entitled to attend the shareholders’ meeting, or his/her representative, can be identified by such means of electronic communication systems, can follow the discussions in the meeting, and can exercise the voting right.

5.6.
What will shareholders have to do to attend Brembo N.V.’s shareholders’ meetings?

Each person entitled to attend Brembo N.V.’s shareholders’ meeting, or his/her representative, is allowed to attend the meeting upon written notification to the Company (to be sent to the address and within the term specified in the notice convening the meeting) as to his/her intention to attend the meeting. The representative is also required to provide documentation highlighting his/her proxy.

5.7.
How will Brembo N.V.’s shareholders be informed of the date, place and agenda of shareholders’ meetings?

The notice of call of Brembo N.V.’s shareholders’ meetings, containing the date, place and agenda of such meetings, will be published by the Company’s board of directors in compliance with the 42-day notice period required by Dutch law.

The board of directors of the Company may provide that the notice of the shareholders’ meeting shall only be published on the Company’s website and/or by other electronic means of public announcement.

These provisions are applicable by analogy to other notices and communications addressed to shareholders.

Accordingly, following the completion of the Transaction, the minimum period to elapse between the date of circulation of the notice convening the meeting and the meeting itself will be longer than the one currently applicable under Italian law.

5.8.
Will the rights of Brembo N.V. shareholders change as a result of the completion of the Transaction?

Given that once the Transaction is completed the Company will be subject to Dutch law, the rights enjoyed by Brembo’s current shareholders will change and will be governed by Dutch law and by the New Articles.

An overview of the main changes in shareholders’ rights following the completion of the Transaction can be found in Annex C to the Report.
5.9.	What are the main characteristics of Dutch company law? An overview regarding the main characteristics of Dutch company law is included in Annex C to the Report.
5.10.
Which corporate governance code will Brembo N.V. adopt following the completion of the Transaction?

As a Dutch listed company, Brembo N.V. will adopt the Dutch corporate governance code.

The Dutch corporate governance code contains provisions on best practices applicable to companies with registered offices in the Netherlands whose shares are listed on regulated markets (including foreign markets). These principles are to be regarded as a general guide to good corporate governance and compose a set of standards governing the conduct of each corporate body of a listed Dutch company.

The application of the Dutch corporate governance code, similarly to the Italian corporate governance code, is based on the so-called comply-or-explain principle. Consequently, listed companies are required to provide, in the annual management report drafted by the board of directors, information on whether or not they comply with the various principles and best practice provisions set forth in the Dutch corporate governance code. If a company does not comply with a best practice of the Dutch corporate governance code, the company shall provide an adequate explanation of the reasons for this deviation in the annual report prepared by the board of directors.

5.11.
How will the composition of Brembo N.V.’s board of directors and, in general, its corporate bodies change following the completion of the Transaction?

The completion of the Transaction will not result in changes to the current composition of Brembo’s board of directors, whose members will remain in office after the Transaction effective date and until the date of the shareholders’ meeting called to approve the financial accounts for the year ending December 31, 2025.

However, some aspects of Brembo’s system of administration under the New Articles differ from the system of administration under the bylaws currently in force. In fact, Brembo will adopt a one-tier board system, consisting of executive directors and non-executive directors, the latter of whom will also supervise the executive directors. Directors will hold office for a period not exceeding four years and may be re-elected.

Brembo will adopt a governance system that does not provide for a board of statutory auditors and, therefore, on the Transaction effective date the board of statutory auditors currently in office will cease to exist and no new board of statutory auditors will be appointed. It is, in any case, envisaged that the Company will establish an audit and risk committee (Audit Committee) in line with the one existing today, which will be entrusted with audit duties in accordance with Dutch statutory and regulatory provisions.

5.12.
How will Brembo’s directors be chosen and appointed following the effectiveness of the Transaction?

Following the completion of the Transaction, under Dutch law, directors will no longer be appointed by the slate voting mechanism but on the basis of a binding nomination mechanism, i.e., still by the shareholders’ meeting but subject to binding designation by the board of directors. However, the shareholders’ meeting will be able to deprive the designation of its binding character by a resolution passed with an absolute majority of the votes cast.

Dutch law does not allow a company to provide minority shareholders with the right to nominate one or more directors and, therefore, the slate voting mechanism (voto di lista) currently applicable to Brembo will not be applicable upon completion of the Transaction. However, the board of directors will include an adequate number of independent directors within the meaning of Dutch law and the Dutch corporate governance code.

5.13.
Will Brembo’s board of directors form an audit committee and a remuneration and nomination committee?

Yes. Following the execution of the Transaction, it is envisaged that the Company will establish internal board committees in line with those currently in place, namely the Audit Committee and the Remuneration and Nomination Committee in their current composition.